Exhibit 99.5

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
FRIEDMAN’S INC.

As Adopted and Ratified April 29, 2004

Purpose

     The Compensation Committee (the “Committee”) shall be responsible for:

•	discharging the Board of Directors’ responsibilities relating to the compensation of Friedman’s Inc.’s (the “Company”) executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of stockholders and/or annual report filed on Form 10-K with the Securities and Exchange Commission, in accordance with applicable rules and regulations.

Composition of the Committee

     The Committee shall be comprised of such number of directors as shall be determined by the Board of Directors from time to time, all of whom shall be independent directors meeting the requirements of The New York Stock Exchange and appointed by the Board of Directors on the recommendation of the Company’s Nominating/Corporate Governance Committee. The chairman of the Committee shall be designated by the Board of Directors. In the absence of such appointment, the members of the Committee may designate a chairman by majority vote. The Committee may form and delegate authority to subcommittees when appropriate. At least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder).

Authority and Responsibilities

     The Committee shall:

•	Annually review and approve all Company goals and objectives relevant to the chief executive officer’s compensation;

•	Annually evaluate the chief executive officer’s performance in light of the Company’s goals and objectives;

•	Annually establish the chief executive officer’s base salary and incentive bonus levels based on the evaluation of the chief executive officer’s performance relative to the Company’s goals and objectives for which the Committee shall have sole authority;

•	Annually review, evaluate and fix the base salary level and incentive bonus levels of other executive officers of the Company;

•	Make recommendations to the Board of Directors with respect to the Company’s incentive-compensation plans and equity-based compensation plans;

•	Make regular reports to the Board of Directors concerning the activities of the Committee;

•	Perform an annual performance evaluation of the Committee; and

•	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws, and governing law as the Committee or the Board of Directors deems appropriate.

To these ends, the Committee shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted under Section 141 of the Delaware General Corporation Law (the “DGCL”), and may delegate such authority to any subcommittee to the extent permitted under the DGCL.

     The Committee may determine, from time to time, the advisability of retaining a compensation consultant to assist in the evaluation of chief executive officer or other executive officer compensation. The Committee has the authority to retain, at Company expense, and terminate a compensation consultant, including sole authority to approve the consultant’s fees and other retention terms.

Committee Meetings

     The Committee shall meet at least two times per year. One such meeting shall be held at a time when the Committee can review and recommend annual base salary and incentive awards as described above. The other meeting shall be held at the discretion of the Chairman of the Committee. Minutes of each of these meetings shall be kept.